Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 321 North Clark Street, 32nd Floor Chicago, Illinois 60654 312.499.6300 main 312.499.6301 fax www.sheppardmullin.com
August 1, 2025
Redwire Corporation
8226 Philips Highway, Suite 101
Jacksonville, FL 32256

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Redwire Corporation, a Delaware corporation (the “Company”), in connection with the issuance of this opinion that relates to a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale, by the selling stockholders listed therein (the “Selling Stockholders”), from time to time pursuant to Rule 415 under the Securities Act as set forth in the Registration Statement, of up to (i) 117,677,386 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which includes (a) 2,000,000 shares of Common Stock issuable upon the exercise of warrants (the Common Stock issued upon such exercise, the “Warrant Shares”), each exercisable for one share of Common Stock at a price of $11.50 per share (the “Warrants”); (b) 65,473,983 shares of Common Stock issuable upon the conversion (the Common Stock issued upon such conversion, the “Series A Shares”) of shares of the Company’s Series A Convertible Preferred Stock, $0.0001 par value per share (the “Series A Preferred Stock”), which assumes the Company will elect to pay dividends on the Series A Preferred Stock in kind in the form of additional shares of Series A Preferred Stock to the maximum extent possible and that all shares of Series A Preferred Stock are converted based on the specific accrued value and an initial per share conversion price of $3.05; (c) 11,802 shares of Common Stock issuable upon the vesting (the Common Stock issued upon such vesting, the “RSU Shares”) of restricted stock units (“RSUs”); and (d) 331,785 shares of Common Stock held back from merger consideration paid to certain of the Selling Stockholders, releasable net of any shares of Common Stock forfeited to satisfy purchase price adjustments, if any; and (ii) 2,000,000 Warrants.
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement.
In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.
In our examination, we have assumed (a) the genuineness of all signatures, including endorsements, (b) the legal capacity and competency of all natural persons, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; and (e) the accuracy, completeness and authenticity of certificates of public officials.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:
1. The Shares (excluding the Warrant Shares, Series A Shares and RSU Shares) have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware (the “DGCL”) and are validly issued, fully paid, and non-assessable.
2. The Warrant Shares, Series A Shares and RSU Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, assuming a sufficient number of authorized shares of Common Stock are available for issuance when the Warrants are exercised, the Series A Preferred Stock is converted, and the RSUs become vested, the Warrant Shares, Series A Shares and RSU Shares, when and if issued, delivered and paid for in according with their terms, will be validly issued, fully paid, and non-assessable.
3. The Warrants have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and are legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.
Our opinion set forth in paragraph 3 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Warrants or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares, or the Warrants or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.
The opinion we render herein is limited to those matters governed by the DGCL as of the date hereof and we disclaim any obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision, or otherwise. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.
This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events, or developments that hereafter may be brought to our attention or that may alter, affect, or modify the opinion expressed herein.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares and the Warrants being registered while the Registration Statement is effective under the Securities Act.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

-2-